NOTICE
On December 13, 2019, plaintiff filed an action in the Delaware Court of Chancery titled Teamsters Union No. 142 Pension Fund v. Anixter International Inc., et al., 2019-0999-SG, alleging that defendants breached their fiduciary duties by failing to maximize stockholder value in an all-cash sale of Anixter International Inc. (“Anixter”) for $82.50 per share to Clayton, Dubilier & Rice, LLC and its affiliates (“CD&R”), and favoring CD&R as Anixter’s acquirer over rival bidder WESCO International, Inc. (“WESCO”). Additionally, plaintiff alleged Anixter made materially misleading and deficient disclosures in the preliminary proxy statement Anixter filed with the U.S. Securities and Exchange Commission on December 4, 2019 soliciting votes in favor of CD&R’s acquisition of Anixter. Plaintiff also alleged CD&R aided and abetted Anixter’s board of directors and its CEO in their breaches of fiduciary duty. Anixter and the other defendants opposed Plaintiff’s allegations, contending that they were without merit.

After the action was filed, on January 10, 2020, Anixter terminated its merger agreement with CD&R and entered into a merger agreement with WESCO pursuant to which each outstanding share of Anixter common stock (subject to limited exceptions and various adjustments set forth in the merger agreement) would be converted into the right to receive (i) $70.00 in cash, without interest, (ii) 0.2397 shares of WESCO common stock and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of newly issued fixed-rate reset cumulative perpetual WESCO preferred stock, Series A, $25,000 stated amount per whole preferred share, in each case subject to adjustment as specified in the merger agreement (collectively, the “merger consideration”). Based on the closing price of WESCO common stock on January 10, 2020, the last full trading day before the public announcement of the merger, and the liquidation preference of the WESCO Series A preferred stock underlying the preferred stock portion of the merger consideration, and giving effect to the adjustments described in the merger agreement, the implied value of the per share merger consideration on January 10, 2020 was $100.00.

On February 17, 2020, the Court entered an order dismissing plaintiff’s claims without prejudice and retained jurisdiction solely for the purpose of determining any attorneys’ fees and reimbursement of expenses from Anixter. Without admitting any liability, Anixter will pay plaintiff’s counsel one million dollars ($1,000,000) in full satisfaction of plaintiff’s counsel’s claim for fees and expenses. The Court has not passed, and will not pass, judgment on the fee. Anixter and the other defendants continue to deny any wrongdoing.

Plaintiff’s counsel is Samuel L. Closic of Prickett, Jones & Elliott, P.A., 1310 N.
King Street, P.O. Box 1328, Wilmington, Delaware 19899.

Anixter’s counsel is Kevin R. Shannon of Potter Anderson & Corroon LLP, 1313
N. Market Street, Wilmington, Delaware 19801.